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                                                                  EXHIBIT 10.15
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                           BAXTER INTERNATIONAL INC.

                      OFFICER INCENTIVE COMPENSATION PLAN

   This Officer Incentive Compensation Plan ("Plan") of Baxter International Inc. ("Baxter") and its subsidiaries (collectively, the "Company") is adopted pursuant to the Baxter International Inc. 2001 Incentive Compensation Program (the "Program") for the purposes stated in the Program. The Plan is intended to comply with the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986 ("IRC"), as amended, and the related income tax regulations issued thereunder.

1. Eligibility

   Officers of the Company are eligible to participate in the Plan if the officer's participation for a calendar year (or portion of such calendar year) ("Plan Year") is approved by the Compensation Committee of the Board of Directors of Baxter ("Committee"). Officers so approved by the Committee shall be referred to herein as "Participants".

2. Bonus Award

   2.1 For each Plan Year, each Participant shall be eligible to receive a cash payment ("Bonus Award") in accordance with the terms provided herein and any other terms established by the Committee. To determine a Participant's Bonus Award, the Committee shall establish a) Company performance goals for the Plan Year which will include one or more of the following performance measures: net income, operational cash flow, sales, the Common Stock price of Baxter, earnings per share, total shareholder return, gross profit ratio, economic value added, return on assets, and return on equity ("Company Performance Criteria"), b) a "Bonus Range" for each Participant for the Plan Year, and c) the amount within a Participant's Bonus Range that will be payable to a Participant based upon the achievement of the Company Performance Criteria for the Plan Year. The terms described in the preceding sentence must be established by April 1 of the Plan Year, and such terms shall not thereafter be changed, except as permitted by paragraph 2.2.

   2.2 By March 31 of each year, the Committee shall assess the extent to which the Company has achieved the Company Performance Criteria for the preceding Plan Year, based on the Company's publicly reported results. The Committee shall exclude the effect of acquisitions, divestitures, changes in accounting principles, and other extraordinary or non-recurring events which occurred during the Plan Year when assessing the extent to which the Company has achieved the Company Performance Criteria for such Plan Year, but only if such exclusion would enhance the Company's performance relative to the Company Performance Criteria. The exclusion authorized by the preceding sentence shall only apply to the extent it is consistent with IRC Section 162(m)(4)(C) and the related regulations described above. The Committee shall then determine each Participant's Bonus Award based upon the terms described in paragraph 2.1 above. The Committee, however, has the discretion to reduce the amount of a Participant's Bonus Award determined under the preceding sentence. The Committee's determination shall be consistent with IRC Section 162(m)(4)(C) and the related regulations described above. No Participant shall receive a Bonus Award in excess of $3.0 million for any Plan Year for which the Participant is subject to IRC Section 162(m). The committee may exercise discretion in the determination of the Bonus Awards earned under the Plan with respect to participants who are not subject to IRC Section 162(m).

   2.3 If an officer's participation in the Plan becomes effective after January 1 of a Plan Year, the Committee shall establish a prorated Bonus Range for such Participant based on the number of full months remaining in the Plan Year after he or she becomes a Participant. To the extent applicable, the determination of a prorated Bonus Range shall be consistent with IRC Section 162(m)(4)(C) and the related regulations described above.

3. Payment

   3.1 Except as otherwise determined by the Committee and except with respect to Participants who have filed deferral elections pursuant to paragraph 4, all Bonus Awards will be paid in cash as soon as possible following determination of Bonus Awards by the Committee.

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   3.2 No Participant will be eligible to receive a Bonus Award for a Plan Year unless he or she continues to be employed by the Company through February 1 of the following year except as otherwise determined by the Committee. The Committee's Bonus Award determination with respect to such participant may be determined in the same manner as provided in paragraphs 2.1 and 2.2 above.

4. Deferral of Payment

   Participants may elect to defer payment in accordance with the Baxter International Inc. and Subsidiaries Deferred Compensation Plan.

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